EXHIBIT 4.11

CERTIFICATE OF TRUST
OF
ITLA CAPITAL STATUTORY TRUST VII

         THIS Certificate of Trust of ITLA Capital Statutory Trust VII (the "Trust") is being duly executed and filed by the undersigned trustees, not in their individual capacities but solely as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the "Act").

         1.         Name. The name of the statutory trust formed hereby is ITLA Capital Statutory Trust VII.

         2.         Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wells Fargo Delaware Trust Company, 919 Market Street, 7th Floor, Wilmington, Delaware 19801.

         3.         Effective Date. This Certificate of Trust shall be effective upon filing.

         IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WELLS FARGO DELAWARE TRUST COMPANY
By:	/s/ Edward L. Truitt, Jr.
Name:	Edward L. Truitt, Jr.
Title:	Vice President
/s/ George W. Haligowski George W. Haligowski, as Trustee
/s/ Timothy M. Doyle Timothy M. Doyle, as Trustee
/s/ Don Nickbarg Don Nickbarg, as Trustee